Exhibit 99.3
TranS1 Inc. Announces Appointment of Ken Reali as President and Chief Operating Officer
WILMINGTON, NC, January 7, 2010 (GLOBE NEWSWIRE) —TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, is pleased to announce the appointment of Ken Reali as President and Chief Operating Officer.
“We are excited to welcome Ken to the TranS1 team,” said Richard Randall, CEO of TranS1. “Ken’s significant experience and proven track record in orthopedics, spine and biologics will be invaluable as we continue to advance beyond our AxiaLIF minimally invasive approach to lumbar fusion.”
Mr. Reali has over 20 years of general management, sales and marketing experience with leading medical device and orthopedic companies. He joins TranS1 from Smith & Nephew where he was most recently Senior Vice President and General Manager of the Biologics and Spine Business. Prior to Smith & Nephew, Mr. Reali held positions with Stryker and Biomet.
“I am enthusiastic about the opportunity to join TranS1,” commented Ken Reali, President and COO of TranS1, “I have had a chance to observe TranS1’s products in the market and believe the minimally invasive approach provides surgeons and patients with many unique advantages relative to other lumbar fusion surgeries. I look forward to working with the Trans1 team to continue to expand its market presence in spinal implants”
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.